UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 29, 2012

Commission file number 001-32511
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IHS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13‑3769440 (I.R.S. Employer Identification Number)

15 Inverness Way East
Englewood, CO 80112
(Address of principal executive offices)
(303) 790‑0600
(Registrant's telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 29, 2012, IHS Inc. exercised an expansion feature under the existing credit agreement to increase the total facility from $1.276 billion to $1.513 billion. The increase consisted of a $75 million increase to the $925 million revolving credit facility and a $175 million increase to the $338 million term loan. There were no changes to any other terms of the agreement.

On the same day, IHS Inc. entered into a new $250 million interest-only term loan agreement. The loan has a two-and-a-half-year tenor, and borrowings under the loan are unsecured. The interest rate for borrowing under the term loan, as well as certain financial and other covenants, including a maximum Leverage Ratio and a maximum Interest Coverage Ratio, are identical to the existing credit agreement.

IHS Inc. used the proceeds from both term loans to reduce the outstanding borrowings under the revolving credit facility; consequently, there was no net increase to its debt position as a result of the transactions. The additional capacity created within the revolving credit facility will be used for general corporate purposes, including acquisitions and working capital.

A copy of the term loan agreement will be filed with our third quarter 2012 Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS INC.

Date: August 29, 2012	By:	/s/ Stephen Green
Stephen Green
General Counsel and Secretary